EXHIBIT 4.5
AMENDMENT TO
COMMON STOCK PURCHASE WARRANTS
    This AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (this “Amendment”) is entered into as of August 17, 2023, by and between Athersys, Inc., a Delaware corporation (the “Company”), and Armistice Capital Master Fund Ltd. (the “Holder”).
    WHEREAS, the Holder is the holder of a Common Stock Purchase Warrant, issued as of August 17, 2022, to purchase 1,920,000 shares of common stock (the “August 2022 Warrant”) of the Company, par value $0.001 per share (the “Common Stock”) (as amended on September 22, 2022, by that certain Amendment No. 1 to Common Stock Purchase Warrant and as amended on April 17, 2023 by that certain Amendment No. 2 to Common Stock Purchase Warrant);
WHEREAS, the Holder is the holder of a Common Stock Purchase Warrant, issued as of September 22, 2022 (the “September 2022 Warrant” and together with the August 2022 Warrant, the “Original Warrants”), to purchase 2,000,000 shares of Common Stock (as amended on April 17, 2023 by that certain Amendment No. 1 to Common Stock Purchase Warrant);
    WHEREAS, pursuant to Section 5(l) of each of the August 2022 Warrant and the September 2022 Warrant, the Original Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and
    WHEREAS, the Company and the Holder desire to amend the Original Warrants as set forth in this Amendment.
    NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:
1.Amendment to “Exercise Price”. Section 2(b) of each of the August 2022 Warrant and the September 2022 Warrant are hereby amended and restated in their entirety as follows:
“b)    Exercise Price.    The exercise price per share of Common Stock under this Warrant shall be $0.32, subject to adjustment hereunder (the “Exercise Price”).
2.No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.
3.Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of each of those certain Securities Purchase Agreements dated as of August 15, 2022 with respect to the August 2022 Warrant and September 22, 2022 with respect to the September 2022 Warrant, as amended, between the Company and the Holder.
4.Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.
(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
ATHERSYS, INC.

By: /s/ Daniel Camardo
Name:     Daniel Camardo
Title:     Chief Executive Officer

HOLDER
ARMISTICE CAPITAL MASTER FUND LTD.
By: Armistice Capital, LLC
its Investment Manager

By: /s/ Steven Boyd
Name:     Steven Boyd
Title:     Chief Investment Officer

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